Exhibit 99.1
STONE ENERGY CORPORATION
Announces Amended Borrowing Base and Receipt of Waivers from Bank Group
LAFAYETTE, LA. November 21, 2005
     Stone Energy Corporation (NYSE: SGY) today announced that it has received waivers from the lenders under its bank credit agreement to extend its time to file financial statements until December 15, 2005. Additionally, the participating banks conducted the regularly scheduled semi-annual borrowing base re-determination and Stone’s borrowing base has been renewed at $300 million, a reduction from the previous borrowing base of $425 million. The re-determination includes the impact of Hurricanes Katrina and Rita and our previously announced downward reserve revision. Currently, Stone has $126 million borrowed or committed, leaving $174 million of availability on the new borrowing base.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.